UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2008

Commission File Number 000-51762

ALTERNATIVE ENERGY SOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-3038728 (I.R.S. Employer Identification Number)

310 W. 20th Street, KCMO 64108
(816) 842-3835
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.06 Material Impairments

On January 1, 2008, Alternative Energy Sources, Inc.’s (the “Company”) option to purchase land in Kankakee, Illinois expired. The option had been retained in order to provide land upon which an ethanol plant could be constructed. In connection with the lapse of the option, management concluded on January 1, 2008 that material charges for impairment to certain assets are required as a result. The total estimated charge related to these impaired assets is approximately $1.7 million and is expected to be recorded in the Company’s fiscal 2007 financial results. These impaired assets include capitalized costs paid to maintain the option, pre-paid engineering and construction costs and permitting-related costs. The Company does not expect any future cash expenditures related to these estimated impairment charges.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2008, Mr. James L. Spigarelli resigned from the Board of Directors of the Company due to time demands as President and CEO of Midwest Research Institute limiting his ability to participate in board responsibilities at the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2008	ALTERNATIVE ENERGY SOURCES, INC.

	By:	/s/ Mark Beemer
Name: Mark Beemer
Title: Chief Executive Officer